Exhibit 10.1

                               December 27, 2007

Eric Clemmons
150 Research Drive
Hampton, VA
23666

     The purpose of this letter is to set out a basic outline of the current status of our discussions going forward with the development and marketing of the Intravenous Product and Process I have developed known as "Salicinium" and its related follow-up oral product. I have filed an application for patent on Salicinium (actually more than one application) and its variants and also Trademark. Because there are a number of unknown variables in bringing this product to market, at this point in time you and I have agreed to the following:

     1. You will use your company, Health Source Technologies, Inc., a Nevada corporation ("HST") for the purpose of raising money, further I.V. testing, Product approval and ultimately acquiring the Product. I will form a holding company ("Cognate3, LLC") into which the patent and all rights to the Product will be transferred. In the interim, I have agreed that for a period of sixty (60) days from the date of this letter, I will negotiate exclusively with you with our mutual objective in mind.

     2. We have agreed that the first step in the process of further developing the Product is conducting testing that satisfies FDA requirements. Accordingly , upon the non-refundable payment of $10 million dollars, HST will be granted an exclusive licensing right to the Product and Process, sufficient to enable HST to conduct all necessary testing of the Product and Process sufficient to satisfy FDA requirements for bringing the product to market. The license will be for I.V. testing only and HST will not be permitted to sell the Product other than necessary for the testing purposes, during the test period. The term of this testing period is to be mutually agreed upon as part of our negotiations. In addition to the exclusive license to test the Product, HST shall be granted a right of first refusal to purchase the Product on mutually agreeable terms as per a future definitive agreement. Also during this initial test period, I may also continue the present ongoing Stage IV test and donate the products to individuals and others as has been done to date, and continue supplying those who have and are going through past programs as obviously, their lives have and do depend upon it.

Page two, cont

     3. During the initial test period, HST agrees to diligently take all reasonable steps, at HST's sole cost and expense, to test the Product consistent with FDA requirements. I agree to provide my services during the testing period to the extent reasonably necessary to the testing process. HST shall provide copies of all test results and underlying data on a regular basis and whomever I shall assign will be entitled to review all testing procedures as reasonably required.

     4. At the end of the initial test period or step one, we have agreed that this will bring to a close all business of step one. The timing any of additional steps and the terms thereof shall be defined in the definitive agreement. Upon the completion of these future additional steps, HST shall have conveyed to it, all ownership rights to the patents.

I sincerely appreciate your interest and enthusiasm for the Product. It is my sincere belief that we can finalize the definitive agreement during the next sixty (60) days. If this letter accurately sets out our understanding at this point in time, please sign a copy and return it to me. I will then sign a copy and return a fully signed copy to you.

     Please call if you have any questions.



ACCEPTED AND AGREED;

HEALTH SOURCE TECHNOLOGIES, INC.



By: \s\ Eric Clemons
    ----------------
Its: Managing Director




\s\ Joe E. Brown
----------------
JOE E. BROWN, Patentee